Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

VP – Corporate Communications

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM PRESENTS SECOND QUARTER 2012 FINANCIAL RESULTS

AND REPORTS ON RECENT DEVELOPMENTS

SAN DIEGO, CA – August 14, 2012 – Cardium Therapeutics (NYSE MKT: CXM) today presented its financial results for the second quarter ended June 30, 2012 and reported on other recent developments including: (1) agreement with Advanced Biosciences Research, an affiliate of bioRASI, for the planned commercialization of Excellagen® physician-use wound care product in the Russian Federation and the CIS; (2) agreement with Angel Biomedical for the manufacture of Excellagen and to assist Cardium in filing for a CE Mark for the potential marketing and sale of Excellagen in the European Union; (3) selection of Excellagen as one of the top ten podiatry innovations in 2012 by Podiatry Today publication; (4) publication of important research findings that have been incorporated into the treatment protocols of the Company’s Generx® ASPIRE Phase 3 / registration study for patients with advanced coronary disease; and (5) introduction of the Neo-Chill Nutra-App® to the Company’s MedPodium® healthy lifestyle product platform. Consistent with its long-term business strategy, Cardium continues to identify and evaluate businesses, product opportunities and technologies for potential acquisition on favorable economic terms consistent with the Company’s long-term business strategy.

Second Quarter 2012 Financial Highlights

The Company’s research and development costs for the three months ended June 30, 2012 totaled $425,000 and selling, general and administrative expenses were $1.5 million, compared to $804,000 and $1.2 million, respectively, for the three months ended June 30, 2011. For the six months ended June 30, 2012, research and development costs were $1.6 million and selling, general and administrative expenses were $3.0 million, compared to $1.3 million and $2.5 million, respectively, for the six months ended June 30, 2011. The increase in research and development for the six months ended June 30, 2012 was mainly due to expenses related to the development of our Excellagen product which is now commercially available, as well as increased costs related to our Generx ASPIRE study. The increase in selling, general and administrative expenses for the six-month period was primarily due to increases in expenses related to the marketing efforts for Excellagen and the MedPodium Nutra-Apps® product line. Revenue for the three months ended June 30, 2012 was $13,000 and for the six months ended June 30, 2012 totaled $34,000. Revenues during this period were primarily generated from the introduction of the MedPodium Nutra-Apps product line and initial introduction of the Company’s Excellagen wound care product. During second quarter 2012, Cardium’s initial market introduction of Excellagen was predominantly focused on physician product sampling to “seed” the market and support physician-based post-marketing case studies.

For the three months ended June 30, 2012, the Company reported a net loss of $1.9 million, or $(0.02) per share, compared to a net loss of $1.8 million, or $(0.02) per share for the three months ended June 30, 2011. For the six months ended June 30, 2012, the Company reported a net loss of $4.5 million, or $(0.04) per share, compared to a net loss for the six months ended June 30, 2011 of $3.5 million, or $(0.04) per share. The increase in the net loss was due primarily to testing, validation and marketing costs for the Company’s Excellagen wound care product. As of June 30, 2012, the Company had a total of $6.3 million in cash compared to $4.7 million in cash at the end of December 31, 2011. As of June 30, 2012, 119.6 million shares of Cardium’s common stock were outstanding.

Excellagen Commercialization Activities

In second quarter 2012, Cardium announced an agreement with Advanced Biosciences Research, an affiliate of bioRASI, for the planned commercialization of Cardium’s professional-use Excellagen® topical wound care management product in Russia and the nine additional member countries comprising the Commonwealth of Independent States (CIS). Under this agreement, bioRASI will be responsible for the registration and approval for potential marketing and sales of Excellagen in the Russian Federation, and will assist Cardium to develop an infrastructure plan for the marketing, sales and distribution of Excellagen in Russia and the CIS following final market approval. bioRASI is the sponsor and development partner responsible for the management and regulatory compliance of the Company’s Generx DNA-based cardiovascular angiogenic biologic Phase 3 / registration study for the treatment of patients with myocardial ischemia due to coronary disease which is currently underway in Russia.

In addition, the Company announced an agreement with UK-based Angel Biomedical Limited, a subsidiary of Angel Biotechnology Holdings plc (AIM: ABH), a global biopharmaceutical contract manufacturer, covering the manufacturing of Excellagen and to assist Cardium to facilitate filing for a CE Mark of Excellagen for potential marketing and sale in the European Union, which consists of 27 member countries. Earlier in the year, Cardium announced a marketing and distribution agreement with BL&H Co. for South Korea.

The Company recently announced that Excellagen was selected as one of the top ten podiatry innovations in 2012 by Podiatry Today publication and that it will be exhibiting Excellagen at the American Podiatric Medical Association (APMA) National Meeting (Booth 1910) being held August 16 – 19, 2012 in Washington, DC.

Cardium announced the market introduction of Excellagen in March 2012 with Smith Medical Partners, a subsidiary of H.D. Smith, providing logistics and cold chain services. Initially, the Company’s market introduction efforts have been centered on internet, digital and print marketing to physicians and patients, and exhibiting Excellagen at medical trade shows. Cardium’s market introduction strategy is centered on relationship building with key opinion leaders and wound care specialists through product sampling, support of physician-based case studies and practice integration. To view an Excellagen foot ulcer case study by Dr. Curtis Long, please visit http://www.excellagen.com/diabetic-foot-ulcers.html and to view an Excellagen Mohs surgery case study by Dr. Steven Smith, please visit http://www.excellagen.com/surgical-wounds.html. Consistent with Cardium’s business strategy (similar to the business strategy for the Company’s InnerCool operating unit, which was sold to Philips Electronics), Cardium does not plan to establish an internal sales force, but rather, following Excellagen’s initial market introduction, will look to strategic commercialization partners with existing sales and marketing forces in the U.S., as well as internationally.

About Excellagen

Excellagen is an FDA-cleared formulated collagen topical gel (2.6%) designed for use with debridement and engineered to support a favorable wound healing environment and platelet activation for non-healing lower extremity diabetic ulcers and other dermal wounds. Excellagen’s unique high-molecular weight structured collagen formulation is topically applied through easy-to-control, pre-filled, sterile, single-use syringes and its viscosity-optimized gel formulation is designed for application at only one or two week intervals. Excellagen is intended for professional use following standard debridement procedures in the presence of blood cells and platelets, which are involved with the release of endogenous growth factors. Following FDA clearance, Cardium conducted additional studies showing that Excellagen can activate platelets to trigger the release of Platelet-Derived Growth Factor (PDGF), which is recognized as an important wound healing facilitator. Already-established standard surgical debridement CPT® procedure reimbursement codes for physicians may apply when Excellagen is used in connection with surgical debridement procedures. Following FDA 510(k) marketing and sales clearance, all new products are required to go through a process with regard to specific product reimbursement by private insurers and Government payers, and the Company is moving Excellagen forward through this process.

Cardium’s market research indicates that physicians seek easy-to-use products to reduce preparation time and facilitate product application - and Excellagen’s unique, ready-to-use syringe-based collagen gel requires no thawing or mixing. Because of its specialized formulation, only a thin layer needs to be applied over the wound area, and one syringe containing 0.5 cc of Excellagen covers wounds up to 5cm2 in size using the supplied 24-gauge sterile, single-use flexible applicator tip. To learn more about Excellagen and for product ordering information, please visit http://www.excellagen.com and view the information video, “Excellagen: A New Wound Care Pathway for Diabetic Foot Ulcers”, at http://www.excellagen.com/excellagen-video.html.

Generx Commercial Development Activities

Cardium recently announced the publication of preclinical findings demonstrating that cardiac ischemia plays an important role in adenovector gene delivery (transfection) in mammalian hearts. The new findings were published in the peer-reviewed journal Human Gene Therapy Methods in an article entitled “Ischemia-Reperfusion Increases Transfection Efficiency of Intracoronary Adenovirus type 5 in Pig Heart in Situ,” which is available online at http://online.liebertpub.com/doi/full/10.1089/hgtb.2012.048.

The published findings demonstrate that Cardium’s innovative technique employing transient cardiac ischemia can be used to dramatically enhance gene delivery and transfection efficiency after one-time intracoronary administration of adenovector in mammalian hearts. Two consecutive but brief periods of coronary artery occlusion combined with co-administration of nitroglycerin increased both adenovector presence (measured by PCR) and transgene expression (assessed by luciferase activity) by over two orders of magnitude (>100 fold) in the heart, as compared to prior intracoronary artery delivery methods. The research findings have been incorporated into the treatment protocols of the Company’s recently-initiated Generx® [Ad5FGF-4] ASPIRE study. The Russian-based ASPIRE Phase 3 registration study of patients with chronic myocardial ischemia and advanced angina pectoris uses transient ischemia techniques during non-surgical percutaneous catheterization with a standard angioplasty catheter together with the intracoronary infusion of nitroglycerin with the Generx product candidate.

As recently reported in the New York Times, the European Medicines Agency (EMA) has recommended approval of uniQure’s Glybera gene therapy for the treatment of lipoprotein lipase deficiency. If the recommendation is followed, this will represent the first gene therapy regulatory approval in the Western world and a significant step forward in the field of gene-based therapeutics.

About Generx and the ASPIRE Study

Generx (Ad5FGF-4) is a disease-modifying regenerative medicine biologic that is being developed to offer a one-time, non-surgical option for the treatment of myocardial ischemia in patients with stable angina due to coronary artery disease, who might otherwise require surgical and mechanical interventions, such as coronary artery by-pass surgery or balloon angioplasty and stents. Similar to surgical/mechanical revascularization approaches, the goal of Cardium’s Generx product candidate is to improve blood flow to the heart muscle – but to do so non-surgically, following a single administration from a standard balloon catheter. The video “Cardium Generx Cardio-Chant” provides an overview of Generx and can be viewed at

http://www.youtube.com/watch?v=pjUndFhJkjM.

In March 2012, Cardium announced the initiation of the ASPIRE Phase 3 registration study to evaluate the therapeutic effects of its lead product candidate Generx in patients with myocardial ischemia due to coronary artery disease, and patient recruitment is ongoing. The ASPIRE study, a 100-patient, randomized and controlled multi-center study to be conducted at up to eight leading cardiology centers in the Russian Federation, is designed to further evaluate the safety and effectiveness of Cardium’s Generx DNA-based angiogenic product candidate, which has already been tested in clinical studies involving 650 patients at more than one hundred medical centers in the U.S., Europe and elsewhere. The efficacy of Generx will be quantitatively assessed using rest and stress SPECT (Single-Photon Emission Computed Tomography) myocardial imaging to sensitively measure improvements in microvascular cardiac perfusion following a one-time, non-surgical, catheter-based administration of Generx. The Cedars-Sinai Medical Center Nuclear Cardiology Core Laboratory in Los Angeles, California, will serve as the central core lab for the ASPIRE study and will be responsible for the analysis of SPECT myocardial imaging data electronically transmitted from the Russian medical centers participating in the ASPIRE study.

A recent article, “Cardium’s Heart Disease Gene Therapy Advancing with New Discoveries,” outlining the history of the Generx clinical development program is available at

http://sandiegobiotechnology.com/topics/4705/cardiums-heart-disease-gene-therapy-moving-toward-commercialization/.

MedPodium’s Healthy Lifestyle Brand

During second quarter 2012, Cardium introduced its new MedPodium Neo-Chill Nutra-App® at the National Association of Chain Drug Stores (NACDS) Marketplace 2012. MedPodium’s Neo-Chill Nutra-App® contains 200 mg Suntheanine®, a 100% pure L-theanine amino acid also found in green tea, which has been shown in clinical studies to promote an alert state of relaxation without drowsiness and to promote mental clarity and focus.* Other Nutra-App products now available include Neo-Energy®, a dietary supplement capsule that provides a customized blend of natural caffeine, green tea leaf extract and Vitamin B3 (Niacin), and Neo-Carb Bloc®, a dietary supplement that features a custom formulation of maximum strength Phase 2™, a white kidney bean extract that has been clinically studied and shown to reduce the enzymatic digestion of dietary starches contained in many carbohydrate-rich foods such as pastas, rice, crackers, breads, pastries, potato chips, and donuts.* MedPodium Nutra-Apps are designed as an impulse item and the products are being marketed to convenience stores with plans to later broaden into the food, drug and mass marketplace. The Company’s business strategy is focused on building relationships with distributors to handle product placement to retailers.

About MedPodium Nutra-Apps®

MedPodium Nutra-Apps are small pharmaceutically-sealed, tasteless, easy-use capsules in pocket-sized packaging that are designed to address the unique needs of today’s millennial consumers. Nutra-Apps provide premium science-based ingredients that have been characterized scientifically and shown to support an active lifestyle by enhancing energy, weight management, and relaxation*. Nutra-Apps come in simple, “one-and-done” servings and are designed to fit comfortably in a pocket or purse for use anytime, anywhere. For information about MedPodium Nutra-Apps, please visit www.medpodium.com. The video, “Nutra-Apps: Fuel your Lifestyle”, is at http://www.youtube.com/watch?v=BtGqfI0Vfvs.

About Cardium

Cardium is an asset-based health sciences and regenerative medicine company focused on the acquisition and strategic development of innovative products and businesses with the potential to address significant unmet medical needs and having definable pathways to commercialization, partnering or other economic monetizations. Cardium’s current portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium Health Sciences healthy lifestyle product platform. The Company’s lead commercial product Excellagen® topical gel for wound care management, recently received FDA clearance for marketing and sale in the United States. Cardium’s lead clinical development product candidate Generx® is a DNA-based angiogenic biologic intended for the treatment of patients with myocardial ischemia due to coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from expectations. For example, there can be no assurance that results or trends observed in one clinical study or procedure will be reproduced in subsequent studies or in actual use; that new clinical studies will be successful or will lead to approvals or clearances from health regulatory authorities, or that approvals in one jurisdiction will help to support studies or approvals elsewhere; that the company can attract suitable commercialization partners for our products or that we or partners can successfully commercialize them; that our product or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive or blocked by third party proprietary rights or other means; that the products and product candidates referred to in this report or in our other reports will be successfully commercialized and their use reimbursed, or will enhance our market value; that new product opportunities or commercialization efforts will be successfully established; that third parties on whom we depend will perform as anticipated; that we can raise sufficient capital from partnering, monetization or other fundraising transactions to maintain our stock exchange listing or adequately fund ongoing operations; or that we will not be adversely affected by these or other risks and uncertainties that could impact our operations, business or other matters, as described in more detail in our filings with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2012 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics®, Generx®, Cardionovo™, Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen®,

Excellarate™, Osteorate™, MedPodium®, Appexium®, Linée®, Alena®, Cerex®, D-Sorb™, Neo-Energy®, Neo-Carb Bloc®,

Neo-Chill™, and Nutra-Apps® are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company.

Suntheanine® is a trademark of Taiyo, International, Inc.

(Other trademarks belong to their respective owners)

*Note: These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.

- Continued -

Cardium Therapeutics, Inc.

Selected Condensed Consolidated Results of Operations

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Product sales	$13,174	$—	$33,652	$—
Cost of goods sold	(6,096)	—	(11,551)	—

Gross profit	7,078	—	22,101	—
Operating expenses
Research and development	(424,734)	(803,858)	(1,589,333)	(1,295,432)
Selling, general and administrative	(1,459,214)	(1,173,536)	(2,968,975)	(2,461,421)

Loss from operations	(1,876,870)	(1,977,394)	(4,536,207)	(3,756,853)

Interest income (expense), net	1,423	1,687	2,567	4,336
Change in fair value of derivative liabilities	—	212,401	64,157	300,571

Net loss	$(1,875,447)	$(1,763,306)	$(4,469,483)	$(3,451,946)

Net loss per common share – basic and diluted	$(0.02)	$(0.02)	$(0.04)	$(0.04)

Weighted average common shares outstanding – basic and diluted	119,617,356	83,097,967	114,448,254	83,097,967

*Please refer to the reconciliation of Non-GAAP measures included in this release.

Selected Condensed Consolidated Balance Sheet Data

	June 30, 2012	December 31, 2011
Cash and cash equivalents	$6,271,500	$4,721,279
Restricted cash	50,000	200,000
Accounts receivable	9,757	—
Inventory	771,867	434,130
Prepaid expenses and other current assets	182,160	68,204
Property and equipment, net	102,872	135,581
Other long-term assets	1,876,831	1,944,035

Total assets	$9,264,987	$7,503,229

Accounts payable and accrued liabilities	$1,057,429	$1,214,480
Derivative liabilities	—	85,506
Long-term liabilities	87,026	118,313

Total liabilities	1,144,455	1,418,299

Stockholder’s equity	8,120,532	6,084,930

Total liabilities and stockholder’s equity	$9,264,987	$7,503,299

Cardium Therapeutics, Inc.

Reconciliation of Non-GAAP Measure

As of June 30, 2012

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Net loss	$(1,875,447)	$(1,763,306)	$(4,469,483)	$(3,451,946)
Add (subtract)
Stock based compensation expense	43,606	59,009	86,845	81,529
Change in fair value of derivative liabilities	—	(212,401)	(64,157)	(300,571)

Non-GAAP net loss	$(1,831,841)	$(1,916,698)	$(4,446,795)	$(3,670,988)

Non-GAAP net loss per common share – basic and diluted	$(0.02)	$(0.02)	$(0.04)	$(0.04)

Weighted average common shares outstanding – basic and diluted	119,617,356	83,097,967	114,448,254	83,097,967

Non-GAAP Financial Measure

To supplement our condensed consolidated financial statements, which statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America (GAAP), we use a non-GAAP financial measure called non-GAAP earnings or loss per share. We define non-GAAP earnings or loss per share as net income or loss not including the impact of non-cash items: stock-based compensation and change in fair value of derivative liabilities.

It should be noted that basic and diluted weighted average shares are determined on a GAAP basis and the resulting share count is used for computing both GAAP and non-GAAP basic and diluted earnings per share.

With the adoption of ASC 815 and its very substantial impact on our total liabilities including certain non-cash derivative liabilities and corresponding reported net gains and losses arising from changes in the underlying market value of our common stock, we believe that non-GAAP earnings or loss per share provides meaningful supplemental information regarding our performance by excluding certain expenses that may not be indicative of the core business operating results and may help in comparing current-period results with those of prior periods as well as with our peers. We present this information to investors as an additional tool for evaluating our financial results in a manner that reflects ongoing operations and facilitates comparisons with operating results from prior periods. The presentation of this additional non-GAAP information is intended to provide investors with additional incremental tools for their review of our results and is not meant to be considered in isolation or as a substitute for financial information presented in accordance with GAAP.